As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Ohio	34-0117420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Applied Plaza, Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

Deferred Compensation Plan for Non-Employee Directors

(Full title of the plan)

Fred D. Bauer

Vice President, General Counsel and Secretary

Applied Industrial Technologies, Inc.

One Applied Plaza, Cleveland, Ohio 44115

(Name and address of agent for service)

(216) 426-4000

(Telephone number, including area code, of agent for service)

With copy to:

David Zagore

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower, 127 Public Square

Cleveland, Ohio 44114-1304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	375,000 shares	$28.16	$10,560,000	$1,242.92

(1)	An undetermined number of additional shares of common stock may be issued if the anti-dilution provisions of the plan become operative.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Securities Act Rule 457(c), the proposed maximum offering price per unit is calculated as the average of the high and low prices for the Common Stock as reported by the New York Stock Exchange consolidated reporting system as of April 29, 2005.

PART I

The documents containing the information specified in Part I of From S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities At of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

Applied Industrial Technologies (“Registrant”) incorporates by reference and makes part of this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and December 31, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on July 16, 2004, August 19, 2004, August 26, 2004, October 26, 2004, November 17, 2004, January 21, 2005, January 31, 2005 and April 25, 2005; and

(d)	the description of the Common Stock, no par value, of the Registrant (“Common Stock”) contained in the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-27801) filed with the Commission on May 23, 1997, and any amendments or reports filed for the purpose of updating such description.

Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by the Registrant or the Deferred Compensation Plan for Non-Employee Directors (the “Plan”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Ohio law permits the Registrant to indemnify a director, officer, employee and certain other persons (“Covered Persons”) against expenses, judgments, fines, and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. In addition, Ohio law permits the Registrant to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law if the Covered Person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation. However, if a Covered Person is successful on the merits or in defense of any matter, indemnification of expenses is mandatory. In addition, under Ohio law, a director’s expenses shall be paid by the corporation as they are incurred, provided the director agrees to reasonably cooperate with the corporation and to repay the amounts advanced if it is proved by clear and convincing evidence that the director’s action or failure to act was done with deliberate intent to cause injury or with reckless disregard for the best interests of the corporation.

Under Ohio law, a director is generally not liable for monetary damages unless it is proved by clear and convincing evidence that the Director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive and is in addition to any other rights granted to persons seeking indemnification.

The Registrant’s Regulations provide that the Registrant shall indemnify its directors and officers to the full extent permitted by Ohio law, including circumstances in which indemnification is otherwise discretionary under Ohio law.

The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Ohio Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct or willful disregard of duties), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director’s insurance if available on reasonable terms.

The Registrant has also obtained directors and officers’ liability insurance covering, subject to certain exceptions, actions taken by the Registrant’s directors and officers in their capacities as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index, which Exhibit Index is incorporated herein by this reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and the State of Ohio, on April 29, 2005.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ David L. Pugh
David L. Pugh, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their indicated capacities as of the 29th day of April, 2005.

/s/ David L. Pugh David L. Pugh	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bill L. Purser Bill L. Purser	President and Chief Operating Officer

/s/ Mark O. Eisele Mark O. Eisele	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Daniel T. Brezovec Daniel T. Brezovec	Corporate Controller (Principal Accounting Officer)

/s/ William G. Bares William G. Bares	Director

/s/ Dr. Roger D. Blackwell Dr. Roger D. Blackwell	Director

/s/ William E. Butler William E. Butler	Director

/s/ Thomas A. Commes Thomas A. Commes	Director

/s/ Peter A. Dorsman Peter A. Dorsman	Director

/s/ Russell R. Gifford Russell R. Gifford	Director

/s/ L. Thomas Hiltz L. Thomas Hiltz	Director

/s/ Edith Kelly-Green Edith Kelly-Green	Director

/s/ J. Michael Moore J. Michael Moore	Director

/s/ Dr. Jerry Sue Thornton Dr. Jerry Sue Thornton	Director

/s/ Stephen E. Yates Stephen E. Yates	Director

Exhibit No.*	Description
4(a)	Certificate of Merger of Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) filed with the Ohio Secretary of State on October 18, 1988, including an Agreement and Plan of Reorganization dated September 6, 1988 (filed as Exhibit 4(a) to Registrant’s Registration Statement on Form S-4 filed May 23, 1997, Registration No. 333-27801, and incorporated herein by reference).

4(b)	Private Shelf Agreement dated as of November 27, 1996, as amended on January 30, 1998, between Applied and The Prudential Investment Management, Inc. (assignee of The Prudential Insurance Company of America) (filed as Exhibit 4(f) to the Company’s Form 10-Q for the quarter ended March 31, 1998, SEC File No. 1-2299, and incorporated here by reference).

4(c)	Amendment dated October 24, 2000 to November 27, 1996 Private Shelf Agreement between Applied and The Prudential Insurance Company of America (filed as Exhibit 4(e) to Registrant’s Form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-2299, and incorporated herein by reference).

4(d)	Amendment dated November 14, 2003 to 1996 Private Shelf Agreement between Applied and The Prudential Insurance Company of America (filed as Exhibit 4(d) to Registrant’s Form 10-Q for the quarter ended December 31, 2003, SEC File No. 1-2299, and incorporated herein by reference).

4(e)	Amendment dated February 25, 2004 to 1996 Private Shelf Agreement between Applied and the Prudential Insurance Company of America (filed as Exhibit 4(e) to Registrant’s Form 10-Q for the quarter ended March 31, 2004, SEC File No. 1-2299, and incorporated herein by reference).

4(f)	$100,000,000 Credit Agreement dated as of October 31, 2003 among Applied, KeyBank National Association as Agent, and various financial institutions (filed as Exhibit 4(e) to Registrant’s Form 10-Q for the quarter ended December 31, 2003, SEC File No. 1-2299, and incorporated herein by reference).

4(g)	Rights Agreement, dated as of February 2, 1998, between Applied and Computershare Investor Services LLP (successor to Harris Trust and Savings Bank), as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate (filed as Exhibit No. 1 to Registrant’s Registration Statement on Form 8-A filed July 20, 1998, SEC File No. 1-2299, and incorporated herein by reference).

5	Opinion of Squire, Sanders & Dempsey LLP as to the legality of the securities registered. (attached)

23(a)	Consent of Deloitte & Touche LLP (attached)

23(b)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5)

99	Deferred Compensation Plan for Non-Employee Directors (attached)

*	All exhibits hereto are being filed through incorporation by reference, unless otherwise indicated.